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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

     (a)    Subsidiary (wholly-owned)
            Torotel Products, Inc. (a Missouri corporation)

     (b)    Subsidiary (wholly-owned)
            East Coast Holdings, Inc. (a New Jersey corporation)
            (formerly named OPT Industries, Inc.)

     (c)    Subsidiary (wholly-owned)
            Electronika, Inc. (a Nevada corporation)